Exhibit 11.1

Computation of Earnings Per Share

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations:

                                                     Income         Shares     Per Share
U.S. dollars in thousands except share and per     (Numerator)  (Denominator)   Amount
share data
-----------------------------------------------------------------------------------------
Three Months Ended March 31, 2000
Basic loss per share
Loss available to common shareholders              $(10,225)      11,575,898      $(0.89)

Effect of Dilutive Securities:
     Class A Warrants                                                     --
     Director and Employee Options                                        --
     Class B Warrants                                                     --

Diluted loss per share                             --------------------------------------
Loss available to common shareholders              $(10,225)      11,575,898      $(0.89)
                                                   ======================================
Three Months Ended March 31, 1999
Basic earnings per share
Income available to common shareholders              $3,991       13,923,799      $0.29

Effect of Dilutive Securities:
     Class A Warrants                                                     --
     Director and Employee Options                                     9,748
     Class B Warrants                                                     --
                                                   --------------------------------------
Diluted earnings per share
Income available to common shareholders              $3,991       13,933,547      $0.29
                                                   ======================================